Exhibit 10.22.2

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT AMENDMENT NO.1

Amendment Agreement No. 1 (the “Amendment”), dated as of November 4, 2002, to the Letter of Credit and Reimbursement Agreement, dated as of April 17, 2002 (the “Agreement”), among Arch Reinsurance Ltd. as Obligor, Arch Reinsurance Company as Obligor, Alternative Re Limited as Obligor, Arch Insurance Company (formerly known as First American Insurance Company, “Arch Insurance”) as Obligor and Fleet National Bank, as Lender.  Unless otherwise indicated, all capitalized terms used herein shall have the meanings set forth in the Agreement.

WHEREAS, subject to the terms of the Agreement, the Lender agrees to issue irrevocable Letters of Credit on behalf of the Obligors; and

WHEREAS, Arch Insurance desires to expand the purposes under which it may request Letters of Credit; and

WHEREAS, the Obligors desire and Lender agrees to permit the issuance of Letters of Credit in United States Dollars and in the currencies of certain foreign countries; and

NOW, THEREFORE, the parties hereby agree as follows:

1.             The definition “Facility” set forth in Section 1.1 of the Agreement is deleted in its entirety and the following is substituted therefore:

“Facility means the Letters of Credit that the Lender is willing to issue under this Agreement as determined in its sole and absolute discretion in an amount (including all Letter of Credit Obligations and Reimbursement Obligations for each Obligor) not to exceed $200,000,000 (United States Dollars or the foreign currency equivalent of any of the following G7 nations: Canada, France, Germany, Italy, Japan and United Kingdom) in the aggregate.”

2.             Section 3.2 (g) of the Agreement is deleted in its entirety and the following is substituted therefore:

“with respect to any Letter of Credit requested by Arch Insurance, such Letter of Credit shall be issued solely for purposes of reinsurance and in connection with securing real estate leases for Arch Insurance.”

3.             This Amendment shall be governed by the laws of the State of Connecticut without giving effect to principles of conflict of laws, and may be signed in counterparts, each of which shall be regarded as the original and all of which shall constitute one and same agreement.

4.             This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof.  This Agreement may be amended or the provisions thereof waived only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

5.             All other terms and provisions of the Agreement shall remain in full force and effect, except as expressly modified herein.

6.             This Agreement and any instrument delivered in connection herewith may be executed in any number of counterparts with the same effect as if the signatures on all counterparts are upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective officers, as an instrument under seal, as of the date first above written.

ARCH REINSURANCE LTD.

By:	/s/ Janine Trench
Name: Janine Trench
Title: Controller

By:	/s/ Dwight Evans
Name: Dwight Evans
Title: President

ARCH REINSURANCE COMPANY

By:	/s/ John F. Rathgeber
Name: John F. Rathgeber
Title: Managing Director and Chief Operating Officer

ARCH COMPANY

By:	/s/ John M. Tetro
Name: John M. Tetro
Title: CFO

FLEET NATIONAL BANK

By:	/s/ Lawrence Davis
Name: Lawrence Davis
Title: Portfolio Manager

ALTERNATIVE RE LIMITED

By:	/s/ Graham B. R. Collis
Name: Graham B. R. Collis
Title: Director